Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego
858/826-7896
zollarsr@saic.com

SAIC REVENUES AND EARNINGS INCREASE

FOR THE THIRD QUARTER

(SAN DIEGO) December 15, 2003 — Science Applications International Corporation (SAIC) today reported revenues of $1.75 billion for the third quarter of Fiscal 2004 that ended on October 31, 2003, an increase of 14 percent compared to revenues of $1.54 billion for the third quarter of last year.  Revenues from our regulated segment, primarily our federal government customers, increased 25 percent or $291 million over the same period of the prior year.  Revenues from our telecommunications commercial customers decreased 23 percent or $66 million, due to continued pricing pressure and lower sales demand in this difficult market.  Our other commercial revenues decreased 12 percent or $14 million, largely due to reduced contract spending on outsourcing initiatives by our customers in the energy industry.

                SAIC’s operating income for the third quarter was $170 million, compared to $155 million during the same period last year.  The current quarter’s operating income reflects a non-cash accounting gain of $16 million due to the elimination of postretirement dental benefit liabilities, resulting from the redesign of health and welfare benefits offered to current and future retirees of the company’s Telcordia telecommunications subsidiary.  The redesign of retiree health and welfare benefits was necessitated by a dramatic increase in medical, dental and prescription drug claim costs, combined with lower revenues and profits at Telcordia as it continues to experience telecommunications market challenges.

Excluding the $16 million non-cash accounting gain, SAIC’s operating income

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for the third quarter was $154 million, compared to $155 million during the same period last year.  The relatively flat operating income compared to the prior year is primarily due to growth in revenue and operating income from our regulated business, offset by a contraction in revenue and operating income from our non-regulated telecommunications and other commercial businesses.

Non-operating items for the third quarter totaled $6 million in income, compared to $16 million in expense for the same period of the prior year.  The improvement in non-operating items of $22 million over the prior year was primarily caused by an increase in net gains from our investment portfolio of $29 million, offset by a $7 million increase in net interest expense (interest expense after subtracting interest income).

Consolidated net income was $115 million in the third quarter, compared to $92 million for the same period last year, and increased primarily as a result of the improvement in our non-operating income items and the non-cash accounting gain from the elimination of Telcordia’s postretirement dental benefit liabilities.

                “I’m very pleased to report that during the third quarter, SAIC was awarded several new and recompeted contracts of strategic importance in both the federal and commercial marketplace,” said Ken Dahlberg, SAIC’s new president and chief executive officer.  “With our strong balance sheet and backlog, we are well positioned to make even greater contributions going forward involving homeland defense, modernization of the armed forces and numerous other federal and commercial programs.”

                SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers.  SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care and logistics.  With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 41,000 employees at offices in more than 150 cities worldwide.  More information about SAIC can be found at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.  Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.